The Putnam Fund for Growth and Income, October 31, 2014, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A		60,308
Class B	  	   384
Class C	  	   229
Class M		   248

72DD2

Class R	  	    35
Class R5			0
Class R6	  	   297
Class Y	  	   719

73A1

Class A		 0.234
Class B		 0.081
Class C		 0.087
Class M		 0.133

73A2

Class R		 0.183
Class R5        0.277
Class R6        0.317
Class Y		 0.286

74U1

Class A	    248,595
Class B	 	 4,302
Class C	   	 2,726
Class M	  	 1,770

74U2

Class R	  	   181
Class R5			1
Class R6	  	   919
Class Y	  	 2,878

74V1

Class A		 21.41
Class B		 21.02
Class C		 21.31
Class M		 21.23


74V2

Class R		 21.29
Class R5		 21.52
Class R6		 21.47
Class Y		 21.46

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.